Exhibit 10.2

PAM064100R

GAS PURCHASE CONTRACT

Between W.O. OPERATING COMPANY, LTD as Seller

And DCP MIDSTREAM, LP as Buyer

Dated July 1, 2009

EXHIBIT A

GENERAL TERMS AND CONDITIONS

A.	DEFINITIONS	A-1
B.	DELIVERY DATE; COMPRESSION	A-1
C.	RESERVATIONS OF SELLER	A-2
D.	METERING AND MEASUREMENT	A-2
E.	DETERMINATION OF GAS COMPOSITION AND HEATING VALUE	A-3
F.	QUALITY OF GAS	A-3
G.	BILLING AND PAYMENT	A-4
H.	FORCE MAJEURE	A-4
I.	WARRANTY OF TITLE	A-5
J.	ROYALTY AND OTHER INTERESTS	A-5
K.	SEVERANCE AND SIMILAR TAXES	A-5
L.	INDEMNIFICATION AND RESPONSIBILITY FOR INJURY OR DAMAGE	A-5
M.	RIGHT OF WAY	A-6
N.	ASSIGNMENT	A-6
0.	MISCELLANEOUS PROVISIONS	A-6

EXHIBIT B COMMITTED LEASES AND WELLS

EXHIBIT C NEW DELIVERY POINTS

POP1 Fixed Eff GPC  8-1-05

PAM064100R

GAS PURCHASE CONTRACT

This Contract is entered as of July 1, 2009, between W.O. OPERATING COMPANY, LTD (“Seller”) and DCP MIDSTREAM, LP (“Buyer”).

For and in consideration of the mutual covenants contained herein, the parties agree as follows:

1.             COMMITMENT.  Seller will sell and deliver and Buyer will purchase and receive gas produced from all wells now or later located on all oil and gas interests now or later owned or controlled by Seller on or allocated to the following lands in Various Counties, Texas:

See Exhibit B

Definitions and General Terms and Conditions included in this Contract are attached as Exhibit A.  All Exhibits referenced herein are attached and incorporated by reference.

2.             DELIVERY POINTS.  The Delivery Points for gas to be delivered by Seller to Buyer for existing sources of production will be at the inlets of Buyer’s Facilities as described in Exhibit C.  Seller shall use best efforts to commence and complete the construction of the facilities necessary to enable Seller to deliver the committed gas to Buyer at these Delivery Points.  Deliveries under this Contract shall commence promptly upon completion of the facilities.  During the transition period for wells and leases that have not yet been connected to the Buyer’s system, Seller shall be entitled to sell its gas from these unconnected wells to a third party until they are connected to the Buyer’s system.  The Delivery Points for any future sources of production committed under this Contract and not to be delivered under any of the Exhibit C central Delivery Points will be established under Section B.2 of Exhibit A.  Title to the gas and all its components shall pass to and vest in Buyer at the Delivery Points without regard to the purposes for which Buyer may later use or sell the gas or its components.

3.             DELIVERY PRESSURE.  Seller will deliver the gas at the Delivery Points at a pressure sufficient to enable it to enter Buyer’s Facilities against the working pressure at reasonably uniform rates of delivery, not to exceed the maximum allowable operating pressure established by Buyer or pressures that prevent others from producing ratably.  Buyer in its reasonable discretion may require that Seller install and operate a pressure relief or reduction device upstream of any Delivery Point set at the pressure designated by Buyer to limit the pressure at which Seller delivers gas, where Seller’s deliveries might interfere with ratable deliveries from others or to enhance safety.  Buyer will endeavor to maintain at the Delivery Points an average working pressure during each month of no greater than 100 psig.  Should Buyer exceed this pressure on a monthly basis, then promptly following Buyer’s receipt of a written request from Seller, Buyer and Seller will meet to discuss the problem; and if no resolution is reached within 15 days following the date of Seller’s initial request, then as Seller’s remedy for excess pressure, Buyer shall upon written request from Seller release from commitment under this Contract the affected Leases.

4.             QUANTITY.        (a)  Seller shall deliver and Buyer shall purchase and take Seller’s gas subject to the operating conditions and capacity of Buyer’s Facilities and resale markets.  Although there is no specific purchase quantity, Buyer will use commercially reasonable efforts to market gas for resale and operate its facilities in an effort to maintain consistent takes of all available quantities.  If Buyer takes less than the full quantities available, Buyer will use commercially reasonable efforts to purchase gas from the lands covered by this Contract ratably with its purchases of similar gas in each common gathering system or area within its capabilities using existing facilities, in compliance with Buyer’s existing contracts and with applicable laws and regulations, including ratable purchases from Buyer’s affiliates.

(b)           Seller may dispose of any gas not taken by Buyer for any reason, including events of Force Majeure, subject to Buyer’s right to resume purchases at any subsequent time.  If Buyer does not take gas for 15 consecutive Days and Seller secures a different temporary market, Buyer may resume purchases only upon 15 Days’ advance written notice as of the beginning of a Month unless otherwise agreed.

(c)            Seller will use commercially reasonable efforts to deliver gas meeting the quality requirements and to avoid delivery of Inferior Liquids.  If the gas at any Delivery Point becomes insufficient in volume, quality, or pressure, Buyer may cease gas takes at such Delivery Point for so long as the condition exists.  If Buyer ceases taking gas under this Section for 30 consecutive Days for reasons other than quality or Force Majeure, Seller may terminate this Contract with respect to the affected Delivery Points and the Leases delivering to those Delivery Points upon 10 Days’ advance written notice to Buyer; provided that during the notice period Buyer may resume consistent takes and purchases, and thereby avoid Contract termination under Seller’s notice.

5.               PRICE.

5.1             Consideration.         As full consideration for Seller’s gas and all its components delivered to Buyer each month, Buyer shall pay Seller (a) the applicable percentage under Table 5.1 below of the net Residue Gas value determined under Section 5.2 below for Residue Gas allocated to Seller’s gas, and (b) the applicable percentage under Table 5.1 below of the net value under Section 5.3 below for any recovered NGLs allocated to Seller’s gas. No separate payment or value calculation is to be made under this Contract for helium, sulfur, C02, other non-hydrocarbons, or for Inferior Liquids.

Table 5.1

Monthly Average Mcf/Day For the Delivery Point	Applicable Percentages
0 – 200	77%
201 – 500	81%
501 and Greater	85%

5.2           Residue Gas Value.       The net Residue Gas value will be determined by multiplying the MMBtus of Residue Gas attributable to Seller times ninety eight percent (98%) of the “Index Price,” which will be the price per MMBtu published in Inside F.E.R. C.’s Gas Market Report in its first publication of the Month in which the gas is delivered for “Prices of Spot Gas Delivered to Pipelines” for Panhandle Eastern Pipe Line Company Texas, Oklahoma (Mainline).  If this price quotation is discontinued or materially modified, its successor will be used, or in the absence of a successor, Buyer will select another publication that enables calculation of an Index Price closely comparable to that previously used.  If a change in the Index Price calculation becomes necessary, Buyer will so inform Seller by written notice, stating the changes. If Buyer installs or operates additional facilities downstream from Buyer’s Facilities to provide resale markets and/or to meet the specifications of Buyer’s resale purchasers or transporters, Buyer may deduct the reasonable cost (including return on and of investment) of installation and operation of those added facilities, provided Buyer provides Seller with at least 60 Days notice of such costs and an estimation as to their amounts.  For months in which Buyer installs a new Delivery Point or Seller ties in a new well behind an existing Delivery Point during a month, Buyer may elect to use instead for pricing of the gas production from the new source for the first partial month the “Daily Price Survey” as quoted by Gas Daily for Panhandle Eastern Pipe Line Company:  Texas, Oklahoma (mainline) less $0.1 0/MMBtu, or another daily price index publication representative of gas prices for the Texas-Oklahoma Panhandle area.

5.3           NGL Value.      (a) The net value for the ethane, propane, and butanes NGLs components allocable to Seller shall be the midpoint of the daily high/low spot price for (i) ethane, (ii) propane, (iii) isobutane, and (iv) normal butane during the month as reported for the Conway In-Well Spot Gas Liquids Price published by the Oil Price Information Service (or in its absence, a comparable successor publication designated by Buyer) less a transportation, fractionation, and storage (“TF&S”) fee of $0.0724l07 per gallon. As of the beginning of each calendar year beginning with 2010, Buyer will adjust the current year’s TF&S fee for ethane, propane and butanes upward or downward, but not below the initial fee, by an amount equal to the annual percentage of change in the preliminary estimate of the implicit price deflator, seasonally adjusted, for the gross domestic product (“GDP”) as computed and most recently published by the

U.S. Department of Commerce, rounded to the nearest 100th cent, or in its absence, a similar successor adjustment factor designated by Buyer.

(b)           The net value for natural gasoline (pentanes and heavier) allocable to Seller will be the weighted average net natural gasoline price per gallon that Buyer receives on resale for deliveries during the month at or f.o.b. Buyer’s plants, as adjusted, including deduction of actual resale contract(s) TF&S fees. Seller acknowledges that Buyer resells natural gasoline and other NGLs components to an affiliated purchaser and represents that their actual resale prices are at area market rates; Seller agrees to natural gasoline pricing based on the actual resale prices.

5.4           Low Volume Delivery Points.     The proceeds computed under Sections 5.1, 5.2, and 5.3 for any Delivery Point where the Monthly volume delivered at the Delivery Point falls below 450 MMBtu shall be reduced to one-half (1/2)of that computed under Sections 5.1, 5.2, and 5.3 for each low volume Month. Seller may cease application of low volume fees under this Section by giving Buyer 30 Days advance written notice of Seller’s request to have the affected meters disconnected; the low volume fees will no longer apply as of the end of the Month following the notice period, and Buyer may disconnect the affected meters.

5.5           Allocation of Residue Gas and NGLs.    Buyer will determine the Residue Gas and NGLs attributable to Seller using the following definitions and procedures. Additional definitions are in Section A of Exhibit A. From time to time Buyer may make changes and adjustments in its allocation methods if it believes it will improve accuracy or efficiency.

a.             Field Compression.  All compression downstream from the Delivery Points, including that adjacent to the plant inlet, that compresses gas to the plant inlet pressure.

b.              Low Pressure Gas.  Any gas delivered by Seller into Buyer’s Facilities at pressures that allow receipt at Buyer’s Field Compression at a compressor station inlet pressure equal to or less than zero pounds psig.

c.               Intermediate Pressure Gas.  Any gas delivered by Seller into Buyer’s Facilities at pressures that allow receipt at Buyer’s Field Compression at a compressor station inlet pressure of greater than zero pounds (0#) psig.

d.              High Pressure Gas.  Any gas delivered by Seller into Buyer’s Facilities that is not compressed by Field Compression.

e.             Plant Inlet Gallons.  The quantity of each NGL component attributable to Seller delivered to the plant inlet will be determined by multiplying the gallons of each component contained in the gas delivered by Seller at each Delivery Point by the applicable percentage as follows:

Pressure	Percentage
High Pressure	90%
Intermediate Pressure	88%
Low Pressure	85%

f.              NGLs Attributable to Seller.  The quantity of each NGL component attributable to Seller’s gas will be determined by multiplying Seller’s Plant Inlet Gallons times fixed recovery percentages as follows:

Ethane	50%
Propane	90%
Iso & Normal Butanes	95%
Pentanes & Heavier	95%

g.             Residue Gas Attributable to Seller.  The MMBtus of Residue Gas attributable to Seller will be the sum of the MMBtus of methane and heavier hydrocarbons contained in the gas delivered at the Delivery Points by Seller, less the MMBtus contained in the NGL gallons allocated to Seller’s gas determined under Section 5.5(1) above, less the applicable percentage below of the MMBtus delivered at each Delivery Point for gathering and plant fuel, losses, and unaccountables:

High Pressure	10%
Intermediate Pressure	12%
Low Pressure	15%

Whenever Force Majeure or maintenance needs prevent normal gathering and processing operations for Seller’s gas, fixed recovery percentages will not apply, and Seller’s attributable NGL gallons and Residue Gas will be based on Seller’s pro rata share of actual gathering and processing results during those periods based on gas compositions, volumes from each common source, and an equitable distribution among suppliers of fuel, losses, and unaccountables, in a manner similar to that used for Buyer’s purchase contracts that call for allocations based on actual results. Buyer will include the adjusted overall monthly recoveries in its monthly gas statement to Seller.

5.6           Price Renegotiation Rights.    Notwithstanding the foregoing provisions of this Section 5, PRICE, if at any time, and from time to time, Buyer in its reasonable judgment determines that at any or all Delivery Points, regulatory or operating conditions relating to Buyer’s Facilities or market conditions relating to Buyer’s purchase of gas or resale of Residue Gas and NGLs indicate that a downward price revision is necessary or appropriate, then Buyer may notify Seller of Buyer’s intent to renegotiate Seller’s price and pricing basis or to terminate this Contract, upon 30 Days advance written notice from Buyer to Seller prior to the proposed effective date.  If Seller is not willing to accept a renegotiated price nominated by Buyer, then as to all gas affected by Buyer’s notice, Seller may (i) cause a renegotiation of pricing percentages or (ii) terminate this Contract as to the affected gas by written notice to Buyer at any time prior to the effective date of Buyer’s nominated price.  Whether or not notice of termination is given by Seller within the prescribed period, if Seller makes and Buyer accepts deliveries of gas from the affected sources after the effective date of the price change, Seller will be deemed to have accepted Buyer’s nominated price for those deliveries.

6.             TERM.    This Contract shall be in force for a primary term through April 30, 2016, and from year to year thereafter until canceled by either party as of the end of the primary term or any anniversary thereafter by giving the other party at least 60 Days’ advance written notice of termination.  However, if Buyer fails to take 50% or more of Seller’s gas (as determined using the previous unaffected month’s production volume as a baseline) within Contract pressures from the committed wells for reasons other than force majeure or necessary maintenance over any two consecutive month period, Seller shall have the right to terminate this Contract upon 30 days advance written notice to Buyer effective as of the end of a month.

7.             ADDRESSES AND NOTICES.     Either party may give notices to the other party or parties by first class mail postage prepaid, by overnight delivery service, or by facsimile with receipt confirmed at the following addresses or other addresses furnished by a party by written notice. Unless Seller objects in writing, Buyer may also use Seller’s current address for payments for notice purposes. Any telephone numbers below are not allowed under this Contract, except that notices and hand-signed amendments may be delivered by facsimile with receipt confirmed, as stated above.

Notices to Seller — Correspondence	W.O. Operating Company, LTD.
Attn: Patrick McKinney
801 Cherry Street, Suite 3200
Fort Worth, TX 76102
Phone: (817) 698-0900
Fax: (817) 334-0222

Payment to Seller:	To the bank and account that Seller will furnish to Buyer’s Division Orders office.

Notices to Buyer — Billings & Statements:	DCP Midstream, LP
Attn: Revenue Accounting
6120 S. Yale, Suite 1100
Tulsa, OK 74136
Phone: (918) 492-3331
Fax: (918) 524-0995

Buyer — Correspondence:	DCP Midstream, LP
Attn: Contract Administration
6120 S. Yale, Suite 1100
Tulsa, OK 74136
Phone: (918) 492-3331
Fax: (918)524-0995

Buyer — Division Orders:	DCP Midstream, LP
Attn: Division Orders
6120 S. Yale, Suite 1100
Tulsa, OK 74136
Phone: (918) 492-3331
Fax: (918) 524-0997

8.             TERMINATION OF PRIOR CONTRACTS AND RELEASE.

8.1           Termination and Release.   This Contract terminates and supersedes any prior contracts for the sale or handling of gas between the parties or their predecessors in interest that apply or applied to any gas produced from any sources covered by this Contract effective as of its date. In negotiating this Contract, the parties have compromised and settled any and all price, fee, payment, and other disputes relating to or under the superseded contract(s). In consideration of the covenants contained herein, each party hereby releases the other party, its affiliates, and its predecessors in interest under the prior contracts from any causes of action, claims, and liabilities (i) that they failed to pay the full prices or fees under the prior contracts, including interest, (ii) that they failed to perform any other obligation under the prior contracts, and (iii) arising from their relationship as parties to the prior contracts.

8.2           Exceptions.    This termination and release does not include, and the pal-ties expressly retain, the right to receive payments under the prior contract(s) for current gas production for which payment is not yet due and for which a party has not yet made payment in the ordinary course of business. This mutual release also does not include matters relating to title to gas and gas processing rights, Seller’s obligations for payment of third parties and severance taxes, related interest and penalties, or gas imbalances under prior gathering or take in kind agreements.

The parties have signed this Contract by their duly authorized representatives as of the date first stated above.

W.O. OPERATING COMPANY, LTD		DCP MIDSTREAM, LP

By	/s/ Patrick M. McKinney	By	/s/ Will Wedell

Title Vice President of Operations of W.O. Energy, Inc.,		Title President of Northern BU
Its General Partner
Signed on 8/4/09		Signed on 8/4/09
Seller		Buyer

Signature Sheet for Gas Purchase Contract

Dated as of July 1, 2009

PAM064100R

EXHIBIT A

TO GAS PURCHASE CONTRACT

Between W.O. OPERATING COMPANY, LTD as Seller

And DCP MIDSTREAM, LP as Buyer

Dated July 1, 2009

GENERAL TERMS & CONDITIONS

A. DEFINITIONS

Except where the context indicates a different meaning or intent, and whether or not capitalized, the following terms will have meanings as follows:

a.                                           Affiliate — a company (i) in which a party owns directly or indirectly 50% or more of the issued and outstanding voting stock or other equity interests; (ii) which owns directly or indirectly 50% or more of the issued and outstanding voting stock or equity interests of the party; (iii) in which a company described in (ii) owns, directly or indirectly, 50% or more of the issued and outstanding voting stock or other equity interests.

b.                                          Btu — British thermal unit, or the quantity of heat required to raise the temperature of 1 pound of water 1º F. at a starting temperature of 58.5° F.  MMBtu - one million Btus.

c.                                           Buyers Facilities —  the gas delivered by Seller will be gathered in gathering systems and may be redelivered to a gas processing plant or plants for the removal of NGLs together with gas produced from other properties. The gathering systems and plant or plants, or successor facilities, are “Buyer’s Facilities” whether owned by buyer, an affiliate of Buyer, or an unaffiliated third party. No facilities downstream of the processing plant or plants other than short connecting lines to transmission lines are included in “Buyer’s Facilities.”

d.                                          Day —  a period of 24 consecutive hours beginning and ending at 9 am, local time or other 24 hour period designated by Buyer and a downstream pipeline.

e.                                           Delivery Points— whether one or more, see Sections 2, B.l and B.2.

f.                                             Force Majeure — see Section H.2 below.

g.                                          Gas or gas — all natural gas that arrives at the surface in the gaseous phase, including all hydrocarbon and non-hydrocarbon components, casinghead gas produced from oil wells, gas well gas, and stock tank vapors.

h.                                          Inferior Liquids — Mixed crude oil, slop oil, salt nuisance liquids, and other liquids recovered by in its gathering system or at plant inlet receivers.

Revenues from Inferior Liquids, drips, and other gathering system liquids will be retained by Buyer to defray costs of treating and handling; Buyer will not allocate or pay for those liquids.

i.                                              Mcf — 1,000 cubic feet of gas at standard base conditions of 60°F and 14.73 psia.

j.                                              MMcf — 1,000 Mcf.

k.                                           Month or month — a calendar month beginning on the first Day of a month.

1.                                           NGL or NGLs — natural gas liquids, or ethane and heavier liquefiable hydrocarbons separated from gas and any incidental methane in NGL after processing.

m.                                        psi — pounds per square inch; psia — psi absolute; psig — psi gauge.

n.                                          Residue Gas — merchantable hydrocarbon gas available for sale from Buyer’s Facilities remaining after processing, and hydrocarbon gas resold by Buyer without first being processed.

o.                                          TF&S — NGL transportation, fractionation, and storage, see Section 5.3.

B.  DELIVERY DATE; COMPRESSION

B.1                                 Connected Sources Delivery Date. As to committed sources of production already connected to Buyer’s Facilities, deliveries under this Contract will commence as of the date of the Contract.

B.2                                 Additional Sources.  As to committed sources not yet connected, Seller will commence and complete with due diligence the construction of the facilities necessary to enable Seller to deliver the committed gas at the Delivery Points and Buyer will cause prompt commencement and complete with due diligence the construction of the facilities necessary and economically feasible in Buyer’s sole discretion to enable Buyer or its gas gathering contractor to receive deliveries of gas at the Delivery Points. If Buyer determines it is not economically feasible for Buyer to construct the facilities, Seller will have the option to construct facilities necessary to deliver gas into Buyer’s then existing facilities. If neither Buyer nor Seller elect to construct the necessary facilities in a reasonable time, either party may cancel this Contract as to the affected gas upon 1 5 Days advance written notice to the other.

B.3                                 Delivery Rates. Seller will have agents or employees available at all reasonable times to receive advice and directions from Buyer for changes in the rates of delivery of gas as required from time to time.

B.4                                 Options to Compress. If Seller’s wells become incapable of delivering gas into Buyer’s Facilities, neither party will be obligated to compress, but either party will have the option to do so. If neither party elects to compress within a reasonable time after the need for compression appears, Buyer upon written request of Seller will either arrange promptly to provide compression or as Seller’s sole remedy, release the affected gas sources as to the then-producing formations from commitment under this Contract. If Buyer provides additional compression, the price to be paid by Buyer for Seller’s gas shall be reduced by a reasonable compression fee that allows recovery of the related fuel and provides Buyer a reasonable return on investment.

C.  RESERVATIONS OF SELLER

C.1                                 Reservations. Seller reserves the following rights with respect to its interests in the oil and gas properties committed by Seller to Buyer under this Contract together with sufficient gas to satisfy those rights:

a.                                           To operate Seller’s oil and gas properties free from control by Buyer as Seller in Seller’s sole discretion deems advisable, including without limitation the right, but never the obligation, to drill new wells, to repair and rework old wells, renew or extend, in whole or in part, any oil and gas lease covering any of the oil and gas properties, and to abandon any well or surrender any such oil and gas lease, in whole or in part, when no longer deemed by Seller to be capable of producing gas in paying quantities under normal methods of operation.

b.                                          To use gas for developing and operating Seller’s oil and gas properties committed under this Contract and to fulfill obligations to Seller’s lessors for those properties.

c.     To pool, combine, and unitize any of Seller’s oil and gas properties with other properties in the same field, and to alter pooling, combinations, or units, in which event this Contract will cover Seller’s allocated interest in unitized production insofar as that interest is attributable to the oil and gas properties committed under this Contract, and the description of property committed will be considered to have been amended accordingly.

C.2                                 Exception. Notwithstanding Section C.1, Seller will not engage in any operation, including without limitation reinjection, recycling, or curtailment, that would materially reduce the amount of gas available for sale to Buyer except upon 30 Days advance written notice to Buyer, or as much advance notice as is feasible under the circumstances. If Seller ceases or materially curtails deliveries to Buyer under this Section C, the Contract term will be extended by the duration of the interruptions and curtailments. Buyer will own and be entitled to collect and pay Seller for any NGLs that condense or are manufactured from gas during any of Seller’s operations, excluding crude oil and distillate recovered from gas by conventional type mechanical separation equipment and not delivered to Buyer.

D.  METERING AND MEASUREMENT

D.1                                 Buyer to Install Meters. Buyer will own, maintain and operate orifice meters or other measuring devices of standard make at or near the Delivery Points. Except as otherwise specifically provided to the contrary in this Section D, orifice meters or other measurement devices will be installed and volumes computed in accordance with accepted industry practice. Buyer may reuse metering equipment not meeting current standards but meeting 1985 or later published standards for gas sources not expected to deliver in excess of 100 Mcf per Day. A party providing compression facilities will also provide sufficient pulsation dampening equipment to prevent pulsation from affecting measurement at the Delivery Points. Electronic recording devices may be used. Seller will have access to Buyer’s metering equipment at reasonable hours, but only Buyer will calibrate, adjust, operate, and maintain it.

D.2                                 Unit of Volume. The unit of volume will be one cubic foot of gas at a base temperature of 60°F and at a pressure base of 14.73 psia. Computations of volumes will follow industry accepted practice.

D.3                                 Pressure, Temperature. Buyer may measure the atmospheric pressure or may assume the atmospheric pressure to be 13.2 psia. Buyer may determine the gas temperature by using a recording thermometer; otherwise, the temperature will be assumed to be 60°F.

D.4                                 Check Meters. Seller may install, maintain, and operate in accordance with accepted industry practice at its own expense pressure regulators and check measuring equipment of standard make using separate taps. Check meters shall not interfere with operation of Buyer’s equipment. Buyer will have access to Seller’s check measuring equipment at all reasonable hours, but only Seller will calibrate, adjust, operate, and maintain it.

D.5                                 Meter Tests. At least annually, Buyer will verify the accuracy of Buyer’s measuring equipment, and Seller or its lease operator will verify the accuracy of any check measuring equipment. If Seller’s lease operator or Buyer notifies the other that it desires a special test of any measuring equipment, they will cooperate to secure a prompt verification of the accuracy of the equipment. If either at any time observes a variation between the delivery meter and the check meter, it will promptly notify the other, and both will then cooperate to secure an immediate verification of the accuracy of the equipment. Only if so requested in advance by Seller in writing, Buyer will give Seller’s lease operator reasonable advance notice of the time of all special tests and calibrations of meters and of sampling for determinations of gas composition and quality, so that the lease operator may have representatives present to witness tests and sampling or make joint tests and obtain samples with its own equipment. Seller will give or cause its lease operator to give reasonable advance notice to Buyer of the time of tests and calibrations of any check meters and of any sampling by Seller for determination of gas composition and quality.

D.6                                 Correction of Errors. If at any time any of the measuring or testing equipment is found to be out of service or registering inaccurately in any percentage, it will be adjusted promptly to read accurately within the limits prescribed by the manufacturer. If any measuring equipment is found to be inaccurate or out of service by an amount exceeding the greater of (i) 2.0 percent at a recording corresponding to the average hourly rate of flow for the period since the last test, or (ii) 100 Mcf per Month, then previous readings will be corrected to zero error for any known or agreed period. The volume of gas delivered during that period will be estimated by the first feasible of the following methods:

(i)             Using the data recorded by any check measuring equipment if registering accurately;

(ii)          Correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation; or

(iii)       Using deliveries under similar conditions during a period when the equipment was registering accurately.

No adjustment will be made for inaccuracies unless they exceed the greater of(i) 2.0 percent of affected volumes, or (ii) 100 Mcf per Month.

D.7                                 Meter Records. The parties will preserve for a period of at least two years all test data, charts and similar measurement records. The parties will raise metering questions as soon as practicable after the time of production. No party will have any obligation to preserve metering records for more than two years except to the extent that a metering question has been raised in writing and remains unresolved.

E. DETERMINATION OF GAS

COMPOSITION, GRAVITY, AND

HEATING VALUE

At least annually, Buyer will obtain a representative sample of Seller’s gas delivered at each Delivery Point; Buyer may use spot sampling, continuous samplers or on-line chromatography. By chromatography or other accepted method in the industry, Buyer will determine the composition, gravity and gross heating value of the hydrocarbon components of Seller’s gas in Btu per cubic foot on a dry basis at standard conditions, then adjusting the result for the water vapor content of the gas (by either the volume or Btu content method), using an industry accepted practice. No heating value will be credited for Btus in H2S or other non-hydrocarbon components. The first determination of Btu content for Seller’s deliveries will be made within a reasonable time after deliveries of gas begin. If continuous samplers or on-line chromatography are used, the determinations will apply to the gas delivered while the sampler was installed. If not, the determination will apply until the first Day of the Month following the next determination.

F.  QUALITY OF GAS

F.1                                   Quality Specifications. The gas shall be merchantable natural gas, at all times complying with the following quality requirements. The gas shall be commercially free of crude oil, water in the liquid phase, brine, air, dust, gums, gum-forming constituents, bacteria, and other objectionable liquids and solids, and not contain more than:

a.                           ¼ grain of H2S per 100 cubic feet,

b.                          5 grains of total sulfur nor more than 7 grain of mercaptan per 100 cubic feet.

c.                           2 mole percent of carbon dioxide.

d.                          3 mole percent of nitrogen.

e.                           10 parts per million by volume of oxygen, and not have been subjected to any treatment or process that permits or causes the admission of oxygen, that dilutes the gas, or otherwise causes it to fail to meet these quality specifications.

f.                             5 mole percent of combined carbon dioxide, nitrogen, and oxygen.

The gas shall:

g.                          Not exceed 120°F in temperature at the Delivery Point.

h.                          Have a total heating value of at least 1050 Btus per cubic foot.

i.                              If a third party pipeline receiving the gas delivered has more stringent quality specifications than those stated above, Seller’s gas shall conform to the more stringent pipeline quality standard.

F.2                                   Quality Tests. Buyer will make determinations of conformity of the gas with the above specifications using procedures generally accepted in the gas industry. Such determinations will be made as often as Buyer reasonably deems necessary. If in the lease operator’s judgment the result of any such test or determination is inaccurate, Buyer upon request will again conduct the questioned test or determination. The costs of the additional test or determination will be borne by Seller unless it shows the original test or determination to have been materially inaccurate.

F.3                                   Separation Equipment. Seller will employ only

conventional mechanical separation equipment at all production sites covered by this Contract. Low temperature, absorption, and similar separation facilities are not considered conventional mechanical separation equipment. Except for liquids removed through operation of conventional mechanical separators and except for removal of substances as required to enable Seller to comply with this Section F, no components of the gas will be removed prior to delivery to Buyer.

F.4                                   Rights as to Off Specification Gas.

a.                                           If any of the gas delivered by Seller fails to meet the quality specifications stated in this Section, Buyer may at its option accept delivery of and pay for such gas or discontinue or curtail taking of gas at any Delivery Point whenever its quality does not conform to the quality specifications. If Buyer accepts delivery of off specification gas from Seller or incurs costs relating to inferior gas quality in its gathering system, Buyer may deduct from the proceeds otherwise payable a reasonable fee for monitoring the gas quality and treating and handling the gas. Buyer typically adjusts gas quality deduction levels annually, but may do so more often if needed.

b.                                          If Buyer is declining to take off quality gas, Seller may by written notice to Buyer request a release of the affected gas from commitment under this Contract, in response, Buyer will within 30 Days either (i) waive its right to refuse to take the affected off quality gas (subject to its right to charge treating fees under this Section F) and again take gas from the affected sources, or (ii) release the affected gas from commitment under this Contract.

G.  BILLING AND PAYMENT

G.1                                 Statement and Payment Date. Buyer will render to Seller on or before the last Day of each Month a statement showing the volume of gas delivered by Seller during the preceding Month. Buyer will make payment to Seller on or before the last Day of each Month for all gas delivered during the preceding Month. As between the parties, late payments by Buyer and recoupments/refunds from Seller will carry simple interest at the lower of 6% per annum or the maximum lawful interest rate; provided that no interest will accrue as to Monthly principal amounts of less than $1,000 due for less than one year when paid. The parties waive any rights to differing interest rates. Except as limited in Section G.2 below, Buyer may recover any overpayments or collect any amounts due from Seller to Buyer for any reason at any time under this or other transactions by deducting them from proceeds payable to Seller.

G.2                                   Audit Rights; Time Limit to Assert Claims.

a.                                           Each party will have the right during reasonable business hours to examine the books, records and charts of the other party to the extent necessary to verify performance of this Contract and the accuracy of any payment, statement, charge or computation upon execution of a reasonable confidentiality agreement. If any audit examination or review of the party’s own records reveals an inaccuracy in any payment, the appropriate adjustment will promptly be made.

b.                                          No adjustment for any billing or payment shall be made, and payments shall be final after the lapse of two years from their due date except as to matters that either party has noted in a specific written objection to the other party in writing during the two year period, unless within the two year period Buyer has made the appropriate correction. However, Seller’s responsibilities for severance taxes and third party liabilities and related interest are not affected by this subsection.

c.                                           No party will have any right to recoup or recover prior overpayments or underpayments that result from errors that occur in spite of good faith performance if the amounts involved do not exceed $10/Month/meter. Either party may require prospective correction of such errors.

G.3                                 Metering Records Availability. Buyer will not be required to furnish gas volume records relating to electronic recording devices for gas meters other than daily volume information unless there are indications the meter was not operating properly.

H.  FORCE MAJEURE

H.1                                 Suspension of Performance. If either party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Contract, other than to make payments due, the obligations of that party, so far as they are affected by Force Majeure, will be suspended during the continuance of any inability so caused, but for no longer period. Within 10 days of receipt of the affected party’s written request the other party shall provide written notice of the condition of Force Majeure.

H.2                                 Force Majeure Definition. “Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, storms, floods, washouts, arrests and restraints of governments and people, civil disturbances, fires, explosions, breakage or accidents to machinery or lines of pipe, freezing of wells or lines of pipe, partial or entire failure of wells or sources of supply of gas, inability to obtain at reasonable cost servitudes, right of way grants, permits, governmental approvals, or licenses, inability to obtain at reasonable cost materials or supplies for constructing or maintaining facilities, and other causes, whether of the kind listed above or otherwise, not within the control of the party claiming suspension and which by the exercise of reasonable diligence the party is unable to prevent or overcome.

H.3                                 Labor Matters Exception. The settlement of strikes or lockouts will be entirely within the discretion of the party having the difficulty, and settlement of strikes, lockouts, or other labor disturbances when that course is considered inadvisable is not required.

I.  WARRANTY OF TITLE

Seller warrants that it has good title and processing rights to the gas delivered, free and clear of any and all liens, encumbrances, and claims, and that Seller has good right and lawful authority to sell the same. Seller grants to Buyer the right to process Seller’s gas for extraction of NGLs and other valuable components, If Seller’s title or right to receive any payment is questioned or involved in litigation, Buyer will have the right to withhold the contested payment without interest until title information is received, during the litigation, until the title or right to receive the questioned payments is freed from question, or until Seller furnishes security for repayment acceptable to Buyer. Without impairment of Seller’s warranty of title to gas and gas processing rights, if Seller owns or controls less than full title to the gas delivered, payments will be made only in the proportion that Seller’s interest bears to the entire title to the gas.

J.  ROYALTY AND OTHER INTERESTS

J.1                                   Seller’s Responsibility. Seller is responsible for all payments to the owners of all working interests, mineral interests, royalties, overriding royalties, bonus payments, production payments, and the like. Buyer assumes no direct liability to Seller’s working or mineral interest, royalty, or other interest owners under this Contract. For federal and Indian leases, Buyer may at any time require Seller to sign and furnish a Payor Information Form or other papers to the Minerals Management Service or successor agency to cover Buyer’s royalty payments for Seller and to verify Buyer’s refusal to assume Seller’s lease royalty payment obligations.

J.2                                   Buyer’s Payment Services. At Seller’s request, Buyer agrees to deduct from payments to Seller and to disburse other working and mineral interests, royalties, overriding royalties, other working interests, bonus payments, production payments, and the like as Seller directs from time to time on Seller’s behalf. In return, Buyer shall retain from the proceeds otherwise due Seller a monthly fee of $35.00 per well or other settlement payment basis. Buyer reserves the right to adjust this fee upon advance written notice to Seller.

Seller may at any time upon reasonable advance written notice effective as of the end of a Month cease Buyer’s payments under this Section J and assume the payments.

J.3                                   Buyer’s Reliance on Ownership Information. Buyer shall not commence payments for any Month under Section J.2 until 30 Days after receipt from Seller of all title information and executed payment directions necessary for such payments. Payments on behalf of Seller shall include penalties and interest when payable under applicable laws or regulations. Buyer shall deduct all such payments, penalties, and interest from the amounts otherwise due Seller. Buyer may at any time upon at least 30 Days advance written notice cease disbursements on behalf of Seller under Sections J.2 and J.3 as of the end of any Month.

K.  SEVERANCE AND SIMILAR TAXES

K.1                                 Included in Price. Reimbursement to Seller for Seller’s full liability for severance and similar taxes levied upon Seller’s gas production is included in the prices payable under this Contract, regardless of whether some included interests may be exempt from taxation.

K.2                                 Tax Responsibilities  and  Disbursements.

Seller shall bear, and unless otherwise required by law, Seller will pay to taxing authorities all severance, production, excise, sales, gross receipts, occupation, and other taxes imposed upon Seller with respect to the gas on or prior to delivery to Buyer. However, if Buyer is performing royalty and other interest owner disbursement services under Section J.2 above, Buyer will deduct these taxes and pay them to the taxing authorities on behalf of Seller. Buyer will bear and pay all taxes imposed upon Buyer with respect to the gas after delivery to Buyer; Upon 30 days written notice to Seller, Buyer may reduce the price payable to Seller as necessary to recover any charge on the carbon or MMBtu content of Seller’s gas, whether in, the form of a “cap and trade” system, tax, or other impost.

L.	INDEMNIFICATION AND
RESPONSIBILITY FOR
INJURY OR DAMAGE

L.1                                  Title, Royalty, and Severance Taxes. SELLER RELEASES AND AGREES TO DEFEND, INDEMNIFY, AND SAVE BUYER, ITS AFFILIATES, AND THEIR OFFICERS, EMPLOYEES, AND AGENTS (“BUYER INDEMNITEES”) HARMLESS FROM AND AGAINST ALL CLAIMS, CAUSES OF ACTION, LIABILITIES, AND COSTS (INCLUDING REASONABLE ATTORNEYS’ FEES AND COSTS OF INVESTIGATION AND DEFENSE) RELATING TO (a) SELLER’S TITLE TO GAS AND GAS PROCESSING RIGHTS, (b) PAYMENTS FOR WORKING, MINERAL, ROYALTY AND OVERRIDING ROYALTY AND OTHERINTERESTS, AND (c) SALES, SEVERANCE, AND SIMILAR TAXES, THAT ARE THE RESPONSIBILITY OF SELLER UNDER SECTIONS I, J, AND K ABOVE.

L.2                                  Responsibility for Injury or Damage. As between the parties, Seller will be in control and possession of the gas deliverable hereunder and responsible for any injury or damage relating to handling or delivery of gas until the gas has been delivered to Buyer at the Delivery Points; after delivery, Buyer will be deemed to be in exclusive control and possession and responsible for any injury or damage relating to handling or gathering of gas.

THE PARTY HAVING RESPONSIBILITY UNDER THE PRECEDING SENTENCE SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD THE OTHER PARTY, ITS AFFILIATES, AND THEIR OFFICERS, EMPLOYEES, AND AGENTS HARMLESS FROM AND AGAINST ALL CLAIMS, CAUSES OF ACTION, LIABILITIES, AND COSTS (INCLUDING REASONABLE ATTORNEYS’ FEES AND COSTS OF INVESTIGATION AND DEFENSE) ARISING FROM ACTUAL AND ALLEGED LOSS OF GAS, PERSONAL INJURY, DEATH, AND DAMAGE FOR WHICH THE PARTY IS RESPONSIBLE UNDER THIS SECTION; PROVIDED THAT NEITHER PARTY WILL BE INDEMNIFIED FOR ITS OWN NEGLIGENCE OR THAT OF ITS AGENTS, SERVANTS, OR EMPLOYEES.

M.  RIGHT OF WAY

Insofar as Seller’s lease or leases permit and insofar as Seller or its lease operator may have any rights however derived (whether pursuant to oil and gas lease, easement, governmental agency order, regulation, statute, or otherwise), Seller grants to Buyer and Buyer’s gas gathering contractor, if any, and their assignees the right of free entry and the right to lay and maintain pipelines, meters, and any equipment on the lands or leases subject to this Contract as reasonably necessary in connection with the purchase or handling of Seller’s gas. Upon written request from Buyer to Seller, Seller shall grant, in writing, to Buyer or Buyer’s designee, recordable rights of ingress and egress as necessary or appropriate for the purposes of complying with the terms of this Contract. All pipelines, meters, and other equipment placed by Buyer or Buyer’s contractors on the lands and leases will remain the property of the owner and may be removed by the owner at any time. Without limitation, Buyer or its gathering contractor may disconnect and remove measurement and other facilities from any Delivery Point due to low volume, quality, term expiration, or other cause.

N. ASSIGNMENT

N.1                             Binding on Assignees.  Either party may assign this Contract. This Contract is binding upon and inures to the benefit of the successors, assigns, heirs, personal representatives, and representatives in bankruptcy of the parties, and, subject to any prior dedications by the assignee, shall be binding upon any purchaser of Buyer’s Facilities and upon any purchaser of the properties of Seller subject to this Contract. Nothing contained in this Section will prevent either party from mortgaging its rights as security for its indebtedness, but security is subordinate to the parties’ rights and obligations under this Contract.

N.2                                 Notice of Assignment. Seller will make any assignment or sublease of any oil and gas properties or any gas rights contracted to Buyer expressly subject to this Contract. No transfer of or succession to the interest of Seller, however made, will bind Buyer unless and until the original instrument or other proper proof that the claimant is legally entitled to an interest has been furnished to Buyer at its Division Order address noted in the Notices Section or subsequent address.

O.  MISCELLANEOUS PROVISIONS

O.1                                Governing Law. THIS CONTRACT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS without reference to those that might refer to the laws of another jurisdiction.

O.2                                Default and Nonwaiver. A waiver by a party of any one or more defaults by the other in the performance of any provisions of this Contract will not operate as a waiver of any future default or defaults, whether of a like or different character.

O.3                                Counterparts. This Contract may be executed in any number of counterparts, all of which will be considered together as one instrument, and this Contract will be binding upon all parties executing it, whether or not executed by all parties owning an interest in the producing sources affected by this Contract. Signed copies of this Contract and facsimiles thereof shall have the same force and effect as originals.

O.4                                Negotiations; Entire Agreement; Amendment; No Third Party Beneficiaries. The language of this Contract shall not be construed in favor of or against either Buyer or Seller, but shall be construed as if the language were drafted mutually by both parties. This Contract constitutes the final and complete agreement between the parties. There are no oral promises, prior agreements, understandings, obligations, warranties, or representations between the parties relating to this Contract other than those set forth herein. All waivers, modifications, amendments, and changes to this Contract shall be in writing and executed by the authorized representatives of the parties. The relations between the parties are those of independent contractors; this Contract creates no joint venture, partnership, association, other special relationship, or fiduciary obligations. There are no third party beneficiaries of Buyer’s sales contracts or of this Contract.

O.5                                Ratification and Third Party Gas.

Notwithstanding anything contained herein to the contrary, Buyer has no duty under this Contract to purchase or handle gas attributable to production from interests of third parties that has been purchased by Seller for resale, except that Buyer will purchase Other WI Gas. “Other WI Gas” means gas attributable to working and mineral interests owned by third parties in wells operated by Seller that are subject to this Contract that Seller has the right t market under an operating agreement. If Buyer requests in writing that Seller obtain ratification of this Contract from owners of Other WI Gas, Seller will use all reasonable commercial efforts to cause those Other WI Gas owners to execute and deliver to Buyer an instrument prepared by Buyer for the purpose of ratifying and adopting this Contract with respect to the owner’s Other WI Gas, and the ratifying owner will become a party to this Contract with like force and effect as though the Other WI owner had executed this Contract as amended as of the time of the ratification, and all of the terms and provisions of this Contract as then amended will become binding upon Buyer and the ratifying owner.

O.6                                Compliance with Laws and Regulations. This Contract is subject to all valid statutes and rules and regulations of any duly constituted federal or state authority or regulatory body having jurisdiction. Neither party will be in default as a result of compliance with laws and regulations.

O.7                                Fees and Costs; Damages. If a breach occurs, the parties are entitled to recover as their sole and exclusive damages for breach of the price and quantity obligations under this Contract the price for gas taken by Buyer in the case of Seller and the lost margin less avoided costs in the case of Buyer. If mediation or arbitration is necessary to resolve a dispute other than one arising under the indemnification obligations of this Contract, each party agrees to bear its own attorneys’ fees and costs of investigation and defense, and each party waives any right to recover those fees and costs from the other party or parties.

O.8                                Mutual Waiver of Certain Remedies. Except as to the parties’ indemnification obligations, NEITHER PARTY SHALL BE LIABLE OR OTHERWISE RESPONSIBLE TO THE OTHER FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, FOR LOST PRODUCTION, OR FOR PUNITIVE DAMAGES AS TO ANY ACTION OR OMISSION, WHETHER CHARACTERIZED AS A CONTRACT BREACI-I OR TORT, THAT ARISES OUT OF OR RELATES TO THIS CONTRACT OR ITS PERFORMANCE OR NONPERFORMANCE.

0.9                                   Arbitration. The parties desire to resolve any disputes that may arise informally, if possible. All disputes arising out of or relating to this Contract that are not resolved by agreement of the parties must be resolved using the provisions of this Section. To that end, if a dispute or disputes arise out of or relating to this Contract, a party shall give written notice of the disputes to the other involved parties, and each party will appoint an employee to negotiate with the other party concerning the disputes. If the disputes have not been resolved by negotiation within 30 Days of the initial dispute notice, the disputes shall be resolved by arbitration in accordance with the then current International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration and related commentary (“Rules”) and this Section. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and the Rules, to the exclusion of any provision of state law inconsistent with them. The arbitration shall be initiated by a party seeking arbitration by written notice transmitted to the other party or parties to be involved. The parties shall select one disinterested arbitrator with at least ten years’ experience in the natural gas industry or ten years’ experience with natural gas law, and not previously employed by either party or its affiliates, and, if possible, shall be selected by agreement between the parties. If the parties cannot select an arbitrator by agreement within 1 5 Days of the date of the notice of arbitration, a qualified arbitrator will be selected in accordance with the Rules. If the disputes involve an amount greater than $500,000, they will be decided by a panel of three arbitrators with the above qualifications, one selected by each party, and the third selected by the party-appointed arbitrators, or in the absence of their agreement, pursuant to the Rules. The arbitrator(s) shall resolve the disputes and render a final award in accordance with the substantive law of the state referenced in Section 0.1 above, “Governing Law.” The arbitrator’s award will be limited by the provisions set forth in Sections 0.7, “Fees and Costs; Damages” and 0.8 above, “Mutual Waiver of Certain Remedies.” The parties intend case specific dispute resolution; either party may opt out of any attempted class action for all claims of any party related to this Contract. The arbitrator(s) shall set forth the reasons for the award in writing, and judgment on the arbitration award may be entered in any court having jurisdiction.

END OF EXHIBIT A TO GAS PURCHASE

CONTRACT

EXHIBIT B

TO GAS PURCHASE CONTRACT

Between W.O. OPERATING COMPANY, LTD as Seller

And DCP MIDSTREAM, LP as Buyer

Dated July 1, 2009

ARNOLD LEASE:

East Half of the Northeast Quarter (E/2 NE/4) of Section 149, Block. 3, I&GN RR Co. Survey, Gray County, Texas

B.F. BLOCK LEASE:

Northwest Quarter (NW/4) of Section One Hundred Eleven (111), Block 4, I&GN RR Co. Survey, Carson County, Texas.

BLOCK LEASE:

Northeast Quarter (NE/4) of Section Number One Hundred Twelve (112), Block (4), I&GN RR Co. Survey, Carson County, Texas.

BLOCK “A” LEASE:

All of the North Half (N12) of the Northwest Quarter (NW/4) of the Southeast Quarter (SE/4), and the Southeast Quarter (SE/4) of the Northwest Quarter (NW/4) of the Southeast Quarter (SE/4), and the North Half (N/2) of the Northeast Quarter (NE/4) of the Southeast Quarter (SE/4), and the Southeast Quarter (SE/4) of the Northeast Quarter (NE/4) of the Southeast Quarter (SE/4), and the Northeast Quarter (NE/4) of the Southwest Quarter (SW/4) of the Southeast Quarter (SE/4) and the Southwest Quarter (SW/4) of the Southeast Quarter (SE/4) of the Southeast Quarter (SE/4) of Section Number One Hundred Eleven (111), Block Number Four (4), I&GN RR Co. Survey, Carson County, Texas as to oil and casinghead gas rights only.

BLOCK “B” LEASE:

All of the East Half (E12) of the Southeast Quarter (SE/4) of the Southeast Quarter (SE/4), and the Northwest Quarter (NW/4) of the Southeast Quarter (SE/4) of the Southeast Quarter (SE/4), and the Southwest Quarter (SW/4) of the Northeast Quarter ~NE/4) of the Southeast Quarter (SE/4), and the Southwest Quarter (SW/4) of the Northwest Quarter (NW/4) of the Southeast Quarter (SE/4), and the Northwest Quarter (NW/4) of the Southwest Quarter (SW/4) of the Southeast Quarter (SE/4), and the South Half (S/2) of the Southwest Quarter (SW/4) of the Southeast Quarter (SE/2) of Section Number One Hundred Eleven (111), Block Number Four (4), I&GN RR Co. Survey, Carson County, Texas, as to oil and casinghead gas rights only, down to and including 3,300 feet below the surface.

BLOCK “C” LEASE:

Northeast Quarter (NE/4) of Section One Hundred Eleven (111), Block 4, I&GN RR Co. Survey, Carson County, Texas as to all rights in and to the Brown Dolomite and the White Dolomite Formations, found at a depth of approximately 2,900 feet to 3,250 feet below the surface, but in no event to depths exceeding 3,250 feet below the surface.

T.J. BONEY NCT 1 LEASE:

Northwest Quarter (NW/4) of Section 91, and Southwest Quarter (SW/4) of Section 108, Block 4, I&GN Survey, Carson County, Texas.

T.J. BONEY NCT 2 LEASE:

Southwest Quarter (SW/4) of Section 90, Block 4, I&GN RR. Co. Survey, Carson County, Texas.

T.J. BONEY NCT 4 LEASE:

Northwest Quarter (NW/4) of Section 89, Block 4, I&GN RR Co. Survey, Carson County, Texas.

CALDWELL BRYAN LEASE:

Northwest Quarter (NW/4) of the Northeast Quarter (NE/4) of the Southwest Quarter (SW/4) and the North Half (N/2) of the Southwest Quarter (SW/4) of the Northeast Quarter (NE/4) of the Southwest Quarter (SW/4) of Section Number Ninety-Two (92), BLOCK FOUR (4), I&GN RY. CO. Survey, Carson County, Texas.

CASTLEBERRY B LEASE:

North 80 acres of the West 100 acres of the North Half~ Section 151, Block. 3, I&GN Survey, Gray County, Texas

CITIES SERVICE C LEASE:

NW/4 of Section 108, Block 4, I&GN Survey, Carson County, Texas

COCKRELL B LEASE:

E/2 SE/4, Section 2, Block B-3, D&SE RR Survey, Hutchinson County, Texas

S/2 SE/4 NE/4, Section 2, Block B-3, D&SE P.R Survey, Hutchinson County, Texas

COCKRELL D LEASE: Meter TBD

All of Section 9, Block B-3, D&SE Survey, Hutchinson County, Texas

COCKRELL F LEASE:

W/2 NW/4, Section 2, Block B-3, D&SE RR Survey, Hutchinson County, Texas

NW/4 NE/4, Section 2, Block B-3, D&SE RR Survey, Hutchinson County, Texas

North 40 acres of Section 1, Block B-3, D&SE RR Survey, Hutchinson County, Texas

W/2 SW/4, Section 2, Block B-3, D&SE RR Survey, Hutchinson County, Texas

NE/4 NW/4, Section 2, Block B-3, D&SE P.R Survey, Hutchinson County, Texas

COCKRELL RANCH LEASE:

(1)     Section 11, Block B-3, D&SE Ry. Co. Survey, Hutchinson County, Texas, among other lands not affected hereby, less and except the following described lands:

(a)    100 acres in the Southwest corner of Section 11, Block B-3, D&SE Survey, Hutchinson County, Texas, said 100 acres more particularly described as follows: Beginning at the Southwest corner of Section 11, Block B-3, D&SE Survey, Hutchinson County, Texas; Thence North, with the West line of said Section 11, 2203.1 feet; Thence East, parallel with the South line of Section 11, 1320 feet; Thence South, parallel with the West line of Section 11, 1320 feet; Thence East, parallel with the South line of Section 11, 1639.8 feet; Thence South, parallel with the West line of Section 11, 883.1 feet to a point in the South line of Section 11, Thence West, with the South line of Section 11, 2959.8 feet to the point of beginning and containing 100 acres, more or less.

(b)    132.3 acres in Section 11, Block B-3, D&SE Survey, Hutchinson County, Texas, said 132.3 acres being more particularly described in six fracts as follows:

TRACT 1:       Beginning at a point in the North line of Section 11, Block B-3, D&SE Survey, Hutchinson County, Texas, 660.0 feet East from its Northwest corner;

Thence East, with the North line of Section 11, 660.0 feet;

Thence South, parallel with the West line of Section 11, 660.0 feet;

Thence West, parallel with the North line of Section 11, 660.0 feet;

Thence North, parallel with the West line of Section 11, 660.0 feet, to the point of beginning, containing 10.0 acres, more or less.

TRACT 2:       Beginning at a point in the West line of Section 11, Block B-3, D&SE Survey, Hutchinson, County, Texas, 1533.3 feet South from its Northwest corner;

Thence North, with the West line of Section 11, 873.3 feet;

Thence East, parallel with the North line of Section 11, 660.0 feet;

Thence South, parallel with the West line of Section 11, 660.0 feet;

Thence East, parallel with the North line of Section 11, 660.0 feet;

Thence South, parallel with the West line of Section 11, 213.3 feet;

Thence West, parallel with the North line of Section 11, 1320.0 feet, to the point of the beginning, containing 16.5 acres, more or less.

TRACT 3:       Beginning at a point 1320.0 feet East and 660.0 feet South of the Northwest corner of Section 11, Block B-3, D&SE Survey, Hutchinson. County, Texas;

Thence East, parallel with the North line of Section 11, 660.0 feet;

Thence South, parallel with the South line of Section 11, 660.0 feet;

Thence West, parallel with the North line of Section 11, 660.0 feet;

Thence North, parallel with the West line of Section 11, 660.0 feet, to the point of beginning, containing 10.0 acres, more or less.

TRACT 4:       Beginning at the Northeast corner of Section 11, Block B-3, D&SE Survey, Hutchinson County, Texas;

Thence South, parallel with the East line of Section 11, 1320.0 feet;

Thence West, parallel with the North line of Section 11, 1094.7 feet;

Thence North, parallel with the East line of Section 11, 660.0 feet;

Thence West, parallel with the North line of Section 11, 660.0 feet;

Thence North, parallel with the East line of Section 11, 660.0 feet;

Thence East, with the North line of Section 11, 1754.7 feet, to the point of beginning, containing 43.2 acres, more or less.

TRACT 5:       Beginning at a point in the East line of Section 11, Block B-3, D&SE Survey, Hutchinson County, Texas, 565.6 feet North of its Southeast corner;

Thence West, parallel with the South line of Section 11, 770.1 feet;

Thence North, parallel with the East line of Section 11, 530.8 feet;

Thence West, parallel with the South line of Section 11, 324.6 feet;

Thence North, parallel with the East line of Section 11, 660.0 feet;

Thence West, parallel with the South line of Section 11, 660.0 feet;

Thence North, parallel with the East line of Section 11, 660.0 feet;

Thence East, parallel with the South line of Section 11, 660.0 feet;

Thence South, parallel with the East line of Section 11, 397.9 feet;

Thence East, parallel with the South line of Section 11, 1094.7 feet;

Thence South, parallel with the East line of Section 11, 1452.9 feet to the point of the beginning, containing 42.6 acres, more or less.

TRACT 6:       Beginning at the Southwest corner of Section 11, Block B-3, D&SE Survey, Hutchinson County, Texas;

Thence North, with the West line of Section 11, 1096.4 feet;

Thence East, parallel with the South line of Section 11, 1320.0 feet to the Southwest beginning corner of the herein described tract;

Thence North, parallel with the West line of Section 11, 660.0 feet;

Thence East, parallel with the South line of Section 11, 660.0 feet;

Thence South, parallel with the West line of Section 11,660.0 feet;

Thence West, parallel with the South line of Section 11, 660.0 feet, to the point of beginning of the herein described tract, containing 10.0 acres, more or less.

(2)     Section 6, Block M-2 1, TCRR Survey, Hutchinson County, Texas, among other lands not affected hereby, less and except the following described lands:

110.0 acres in Section 6, Block M-21, TCRR Survey, Hutchinson County, Texas, said 110.0 acres being more particularly described in two tracts as follows:

TRACT 1:       Beginning at a point in the most northerly South line of Section 6, Block M-21, TCR.R Survey, Hutchinson County, Texas, approximately 1570.0 feet easterly from the most northerly Southwest corner of said Section 6;

Thence North, parallel with the most westerly West line of Section 6, 660.0 feet;

Thence East, parallel with the most northerly South line of Section 6, 660.0 feet;

Thence South, parallel with the West line of the herein described tract 660.0 feet to the most northerly South line of Section 6;

Thence West, with the said most northerly South line, 660.0 feet to the point of beginning, containing 10.0 acres, more or less.

TRAC 2:       Beginning at the most southerly Southwest corner of Section 6, Block M-2l, TCRR Survey, Hutchinson County, Texas;

Thence North, with the most easterly West line of Section 6, 1160.0 feet;

Thence East, parallel with the most southerly South line of Section 6, 620.0 feet;

Thence North, parallel with the most easterly West line of Section 6, 1510.0 feet;

Thence East, parallel with the most southerly South of Section 6, 775.0 feet;

Thence South, parallel with the most easterly West line of Section 6, 1225.0 feet;

Thence East, parallel with the most southerly South line of Section 6, 580.0 feet;

Thence North, parallel with the most easterly West line of Section 6, 1215.0 feet;

Thence East, parallel with the most southerly South line of Section 6, 775.0 feet;

Thence South, parallel with the most easterly West line of Section 6, 1540.0 feet;

Thence West, parallel with the most southerly South line of Section 6, 600.0 feet;

Thence South, parallel with the most easterly West line of Section 6, 570.0 feet;

Thence West, parallel with the most southerly South line of Section 6, 1200 feet;

Thence South, parallel with the most easterly West line of Section 6, 550.0 feet to a point in the most southerly South line of Section 6;

Thence West, with the said southerly South line, 950.0 feet to the point of 100.0 acres, more or less.

(3) East 199.9 acres of N/2, East 160 acres of South 320 acres of Section 3, Block M-2l, TCRR Survey, Hutchinson County, Texas, among other lands not affected hereby, less and except the following described tract of land:

20 acres of land in the South part of Section 3, M-2l, TCRR Survey, Hutchinson County, Texas, more particularly described as follows:

Beginning at a point in the South line of Section 3, M-21, TCRR Survey, Hutchinson County, Texas, 3532.2 feet East from the Southwest corner of said Section 3;

Thence North, parallel with the West line of Section 3, 660 feet;

Thence East, parallel with the South line of Section 3, 1320 feet;

Thence South, parallel with the West line of Section 3, 660 feet;

Thence West, along with the South line of Section 3, 1320 feet to the point of beginning, containing 20.0 acres, more or less.

(4) West 240 acres of North 320 acres of Section 2, M-21, TCRR Survey, Hutchinson County, Texas, among other lands not affected hereby, less and except the following described land:

Beginning at a point on the East line of Section 10 of D&SE RR Co. Survey, in Block B-3, a distance of 1975.1 feet South from the Northeast corner thereof;

Thence North 1582 feet to a point on the East line of said Section 10;

Thence East, parallel to the North line of said Section 2, a distance of 1572.667 feet to a point;

Thence North 660 feet to a point in the North line of said Section 2;

Thence East along the North line of Section 2, a distance of 786.333 feet to a point;

Thence South 01 degrees 01 feet 30 inches East, 1494.667 feet;

Thence West, parallel to the North line of said Section 2, a distance of 969.933 feet to a point;

Thence South 01 degrees 01 feet 30 inches East, a distance of 747.333 feet to a point;

Thence South 88 degrees 58 feet 30 inches West, a distance of 1389.067 feet to the place of beginning, containing 81 acres, more or less.

INSOFAR ONLY as the same covers and affects the oil, gas and other minerals in the interval between the surface and 100 feet below the base of the Chase Group of the Wolfcamp Series of the Permian System.

COOPER “A” LEASE:

The Northwest Quarter (NW/4) of the Southeast Quarter (SE/4) of the Southwest Quarter (SW/4) of the Northeast Quarter (NE/4) of Section Four (4), Block Nine (9), I&GN RR Co. Survey, Carson County, Texas.

COOPER “B” LEASE:

The Northeast Quarter (NE/4) of the Northeast Quarter (NE/4) and the North Half (N/2) of the Southeast Quarter (SE/4) of the Northeast Quarter (NE/4) of Section Five (5), Block Nine (9), I&GN RR Co. Survey, Carson County, Texas.

COOPER “E” LEASE:

Northwest Quarter (NW/4) of Section Four (4), Block Nine (9), I&GN P.R Co. Survey, Carson County, Texas.

COOPER “G” LEASE:

The southeast Quarter (SE/4) of the Northeast Quarter (NE/4) and the Northeast Quarter (NE/4) of the Southeast Quarter (SE/4) of Section Four (4), Block Nine (9), I&GN RR Co. Survey, Carson County, Texas.

COOPER “H” LEASE:

East Half (E/2) of the Northwest Quarter (NW/4) of Section Five (5), Block Nine (9), I&GN RR Co. Survey, Carson County, Texas.

DAVE POPE (gas well) LEASE:

Southwest Quarter (S W/4)of Section 173, Block. 3, I&GN PR Co. Survey, Gray County, Texas

DJORDAN LEASE:

The Southwest Quarter (SW/4) of Section 20, Block M-21, TCRR Co. Survey, Cert. 1011, Hutchinson County, Texas; the Southeast Quarter (SE/4) of Section 123, Block 4, I&GN RR Co. Cert. 1326, Hutchinson and Carson Counties, Texas; The Southwest Quarter (SW/4) of Section 114, Block 4, I&GN PR Co. Survey, Cert. 1317, Carson County, Texas; and the Southwest Quarter (SW/4) of Section 105, Block 4, I&GN RR Co. Survey, Cert. 1308, Carson County, Texas; INSOFAR ONLY as the same covers and affects the oil, gas, and other minerals in the interval between the surface and 100 feet below the base of the Chase Group of the Wolfcamp Series of the Permian Series.

DRILLEX LEASE:

West 60 acres of the North 319.9 acres and the West 80 acres of the South 320 acres of Section 3, Block M-2l, TC Survey, Hutchinson County, Texas

E. COOPER NCT “A”, “B”,AND “C” LEASE:

Southwest Quarter (SW/4) of Section One (1), and all of the Southwest Quarter (SW/4) of Section Four (4), and all of the Southwest Quarter (SW/4) of Section Five (5), all in Block Nine (9), I&GN PR Co. Survey, Carson County, Texas.

E.F. BRYAN LEASE:

S/2 NE/4 SE/4, SE/4 SE/4, NW/4 NW/4 SE/4, NE/4 SW/4, E/2 NW/4 SE/4, Section 107, Block 4, I&GN PR Co. Survey, Carson County, Texas.

E. COCKRELL LEASE:

That portion of the West 280 acres of Section 3, Block M-2l, TCPR Survey, as colored in yellow on Exhibit “A-F’ attached hereto.

That portion of the East 60 acres of the West 120 acres of the North 319.9 acres and the East 80 acres of the West 160 acres of the South 320 acres of Section 3, Block M-21, TCRR Survey, Hutchinson County, Texas, as colored in yellow on Exhibit “A-1” hereto.

That portion of the West 120 acres of the North 319.9 acres and the East 80 acres of the West Half(W/2) of the South 320 acres of Section 3, Block M-21, TCRR Survey, Hutchinson County, Texas, as colored in yellow on Exhibit “A-1” hereto.

FEE 244 LEASE:

E/2, SW/2 Section 89; N/2 Section 90; E/2 and SW/4 Section 91; E/2 Section 108, All of Section 109; and E/2 and SW/4 Section 110, Block 4, I&GN PR Co. Survey, Carson County, Texas.

FIRST STATE BANK OF WHITE DEER LEASE:

I&GN PR Co. Survey, Block 4, Section 51: N/2, SW/4; Section 52: All; Section 59: S/2, NE/4; Section 60: S/2, NW/4

Containing 2080.0 acres, more or less in Carson County, Texas, AS TO AND ONLY AS TO oil and casinghead gas rights from the surface to 100 feet below the Granite Wash formation. LESS AND EXCEPT a water well located 324 feet from the East Line and 2,227 feet from the South line in Section 59, Block 4, I&GN PR CO. Survey.

C.R. GARNER LEASE:

I&GN RR Co. Survey, Block 4, Section 95: All

Containing 640 acres, more or less, in Carson County, Texas, AS TO AND ONLY AS TO oil and casinghead gas rights from the surface to 100 feet below the base of the Granite Wash Formation.

W.B. HAILE LEASE:

Southwest Quarter (SW/4) of Section 4, Block, M-21, TCRR Co. Survey, Hutchinson County, Texas

HARVEY UNIT:

TRACT 2:              South Half (S/2) of the East Half(E/2) of the Southwest Quarter (SW/4) of Section 74, Block Z, HE&WT PR Survey, Hutchinson County, Texas, among other lands not affected hereby

TRACT 3:              East Half(E/2) of the Northwest Quarter (NW/4) of Section 71, Block Z, HE&WT PR Survey, Hutchinson County, Texas, among other lands not affected hereby

TRACT 5:              Southwest Quarter (SW/4) of the Southwest Quarter (SW/4) of the Northeast Quarter (NE/4) of Section 71, Block Z, HE&WT PR Survey, Hutchinson County, Texas, among other lands not affected hereby

TRACT 6:              Southwest Quarter (SW/4) of Section 71, Block Z, HE&WT P.R Survey, Hutchinson County, Texas, among other lands not affected hereby

TRACT 7:

Lease No. 1:

West Half (W/2) of the West Half ((W/2) of the Northwest Quarter ~NW/4) of Section 14, Block M-2 I, TCPR Survey, 1-lutchinson County, Texas, among other lands not affected hereby

Lease No. 2:

Northwest Quarter (NW/4) of the Northwest Quarter (NW/4) of the Southwest Quarter (SW/4) and the South Half (S/2) of the South Half (S/2) of the Southwest Quarter (SW/4) of Section 14, Block M-2 I, TCRR Survey, Hutchinson County, Texas, among other lands not affected hereby

TRACT 8:

Lease No. 1:       (l) Beginning at the Southwest corner of the Southeast Quarter (SE/4) of Section 71, Block Z, HE&WT Survey, Hutchinson County, Texas; Thence East 660 feet; Thence North 660 feet;

Thence West 660 feet; Thence South 660 feet to the point of beginning, and containing 10 acres.

(2) Beginning at a point in the South line of Section 71, Block Z, HB&WT S Survey, Hutchinson County, Texas, 1320.01 feet East of the Southwest corner thereof for beginning corner of this tract; Thence East 660 feet; Thence North 660 feet; Thence West 660 feet; Thence South 660 feet to beginning corner this tract, and containing 10 acres.

(3) East Half (E/2) of the West Half (W/2) of the Northwest Quarter (NW/4) and the Southeast Quarter (SE/4) of the Northwest Quarter (~TI4) of Section 14, Block M-21, TC Ry. Co. Survey, Hutchinson County, Texas

(4) Northeast Quarter (NE/4) and the Northeast Quarter (NE/4) of the Southeast Quarter (SE/4) of Section 14, Block M-2l, TC Ry. Co. Survey, Hutchinson County, Texas, less and except the following:

(a)   Beginning at the Northeast corner of said Section 14; Thence West 660 feet; Thence South 1320 feet; Thence East 660 feet; Thence North 1320 feet, containing 20 acres.

(b)   Beginning at a point in the East line of Section 14, 1980.5 feet from the Northeast corner; Thence West 660 feet; Thence South 1320 feet; Thence West 660 feet; Thence South 660 feet; Thence East 1320 feet; Thence North 1980 feet to the point of beginning, containing 40 acres; among other lands not affected hereby.

Lease No. 2:

Southwest Quarter (SW/4) of the Northwest Quarter (NW/4) of the Southwest Quarter (SW/4), and the East Half (E/2) of the Northwest Quarter (NW/4) of the Southwest Quarter (SW/4), and the Northeast Quarter (NE/4) of the Southwest Quarter (SW/4), and the North Half (N/2) of the South Half(S/2) of the Southwest Quarter of Section 14, Block M-2l, TCRR Survey, Hutchinson County, Texas, among other lands not affected hereby

Lease No.3:

Northwest Quarter (NW/4) of the Southeast Quarter (SE/4), and the Northeast Quarter (NE/4) of the Northwest Quarter (NW/4) of Section 14, Block M-21, TCPR Survey, Hutchinson County, Texas

TRACT 9:

A tract of land beginning at a point in the East line 1980 feet from the Northeast corner of Section 14, Block M-2l, TCPR Survey, Hutchinson County, Texas; Thence West 660 feet; Thence South 1320 feet; Thence West 660 feet; Thence South 660 feet; Thence East 1320 feet to a point on the East line of Section 14, Thence North 1980 feet to the point of beginning, among other lands not affected here

TRACT 10:

160 acres out of Section 16, Block M-2 1, TCPR Survey, Hutchinson County, Texas, described as follows: Beginning at the Southwest corner of said Section 16; Thence East 1320 feet along the South boundary line of said Section; Thence North parallel to the West line of said Section 5280 feet; Thence West 1320 feet to the North line of said Section; Thence South 5280 feet along the West line of said Section, to the point of beginning.

J.C. McCONNELL “A” LEASE:

Northeast Quarter (NE/4) of Section 66, Block 4, I&GN PR Co. Survey,

Containing 160 acres, more or less, in Carson County, Texas, AS TO AND ONLY AS TO oil and casinghead gas rights from the surface to 100 feet below the base of the Granite Wash Formation.

JK QUINN LEASE:

North Half (N/2), Southeast Quarter (SE/4) of Section 7, Block 9, I&GN PR Co. Survey,

Containing 480 acres, more or less, in Carson and Hutchinson Counties, Texas, AS TO AND ONLY AS TO oil and casinghead gas rights from the surface to 100 feet below the base of the Granite Wash Formation.

JW MOORE LEASE:

S/2 NE/4 and the W/2 NW/4 NE/4, of Section 21, Block M-21, T.C. Ry. Co. Survey, Hutchinson County, Texas

JORD LEASE: Meter TBD

The South Half (S/2) of Southeast Quarter (SE/4) of Section 106, Block 4, I&GN PR Survey, Carson County, Texas, INSOFAR ONLY as the same covers and affects the oil, gas and other minerals in the interval between the surface and 100 feet below the base of the Chase Group of the Wolfcamp Series of the Permian System.

KLAUSE COCKRELL A LEASE:

Southeast Quarter (SE/4) of the Northwest Quarter (NW/4) of Section 3, Block Y, M & C Survey, Hutchinson County, Texas, consisting of 40 acres, more or less

KLAUSE COCKRELL B LEASE:

West Half (W/2) of the Northwest Quarter (NW/4) of Section 3, Block Y, M & C Survey, Hutchinson County, Texas, consisting of 80 acres, more or less

LANGDON LEASE:

North Half (N/2) of the Northeast Quarter (NE/4) of Section One Hundred Twenty-Five (125), Block Four (4), I&GN PR Co. Survey, Carson County, Texas.

LONG LEASE:

North Half (N/2) less the West Half of the Southwest Quarter of the Northwest Quarter(W/2 SW/4 NW/4),Section 113, Block. 4, I&GN Survey, Carson County, Texas

NEWBLOCK LEASE:

South Half (S/2) of the Northeast Quarter (NE/4) of Section One Hundred Twenty-Five (125), Block Four (4), I&GN Co. Survey, Carson County, Texas.

OLIVE COOPER LEASE:

S/2 of the SE/4, Section Four, Block Nine, I&GN Survey, Carson County, Texas.

PHILLIPS BRYAN LEASE:

W/2 of the NE/4 of the SW/4; W/2 of the SW/4 of the SE/4; N/2 of the NE/4 of the SE/4 of Section 107, Block 4, I&GN Survey, Carson County, Texas.

N/2 and SE/4 of SE/4 of NW/4; S/2 and NW/4 of NW/4 of NE/4; SW/4 of NE/4 of NE/4; W/2 of SW/4 of NE/4; S/2 and NE/4 of SE/4 of NE/4 of Section 92, Block 4, I&GN Survey, Carson County, Texas.

PHILLIPS COOPER “B” LEASE:

W/2 of the SW/4 of Section Three (3), Block Nine (9), I&GN Survey, Carson, County, Texas.

PHILLIPS COOPER “C” LEASE:

W/2 of the NE/4, Section Five, Block Nine, I&GN PR Survey, Carson County, Texas.

PITCHER LEASE:

Northwest Quarter (NW/4) of Section Nineteen (19), Block M-21, TCPR Survey, Hutchinson County, Texas.

QUINN LEASE:

Southwest Quarter (SW/4) of Section Seven (7), Block Nine (9), I&GN PR Co. Survey, Hutchinson County, Texas.

RUBY SACKETT LEASE:

Southwest Quarter (SW/4) of Section 148; Northwest Quarter(NW/4) of Section 148, all lying in Block 3, I&GN PR Co. Survey, less the East 80 acres thereof

R.W. HARRAH LEASE:

South 40 acres of the East 120 acres of the Northeast Quarter (NE/4) of Section 163, Block. 3, I&GN RRCo. Survey, Gray County, Texas

SCHAFER LEASE:

106.62   acres of land out of the Northwest Quarter (NW/4) of Section Number One Hundred Ninety-Five (195), in Block Three (3), I&GN PR Co. Survey, Carson County, Texas, more particularly described as follows:

BEGINNING at the Southwest corner of said NW/4 of Section 195;

THENCE North with the West line of Section 195, 1980 feet to a point;

THENCE East parallel with the South line of said N~\AT/4 of Section 195, 660 feet to a point;

THENCE South parallel with the West line of said Section 195, 294 feet to a point;

THENCE East parallel with the South line of said NW/4 of Section 195, 1980 feet to a point in the East line of the NW/4 of said Section 195;

THENCE South with the East line of the NW/4 of said Section 195, 1686 feet to the Southeast corner of the NW/4 of said Section 195;

THENCE West parallel with the South line of said Section 195, 2640 feet to the PLACE OF BEGINNING.

SCHAFER RANCH LEASE:

SW/4 Section 87, Block 4, I&GN Survey, Carson County, Texas, INSOFAR AND ONLY INSOFAR AS to oil and casinghead gas rights from the surface to 100’ below the base of Granite Wash.

SE/4 Section 87, block 4, I&GN Survey, Carson County, Texas, INSOFAR AND ONLY INSOFAR AS to the surface to 100’ below the base of Granite Wash.

containing 640 acres, more or less in Carson County, Texas

S/2, W2NW/4 of Section 86, Block 4, I&GN Survey, Carson County, Texas, INSOFAR AND ONLY INSOFAR AS to oil and casinghead gas rights from the surface to 100’ below the base of Granite Wash.

E/2NW/4, NE4 of Section 86, N/2 of Section 87, Block 4, I&GN Survey, Carson County, Texas, INSOFAR AND ONLY INSOFAR AS to the surface to 100 below the base of Granite Wash.

containing 640 acres, more or less in Carson County, Texas.

E/2E/2NE/4 of Section 85, Block 4, I&GN Survey, Carson County, Texas, INSOFAR AND ONLY INSOFAR AS to oil and casinghead gas rights from the surface to 100’ below the base of Granite Wash.

W/2SW/4, W/2E/2SW/4 of Section 88, Block 4, I&GN Survey Carson County, Texas INSOFAR AND ONLY INSOFAR AS to the surface to 100’ below the base of Granite Wash.

containing 160 acres, more or less in Carson County, Texas.

N/2, SE/4 of Section 68, Block 4, I&GN Survey, Carson County, Texas, INSOFAR AND ONLY INSOFAR AS to oil and casinghead gas rights from the surface to 100’ below the base of Granite Wash. containing 480 acres, more or less in Carson County, Texas.

E/2NE/4 of Section 69, Block 4, I&GN Survey, Carson County, Texas, INSOFAR AND ONLY INSOFAR AS to oil and casinghead gas rights from the surface to 100’ below the base of Granite Wash.

Containing 80 acres, more or less in Carson County, Texas

SIN-HARRAH LEASE:

North 80 acres of the East 240 acres, Section 163, Block 3, I&GN RR Co. Survey, Gray County, Texas

SEIBOLD LEASE:

East Half (E/2) of the Southeast Quarter (SE/4) of Section One Hundred Twenty-Five (125), Block Four (4), I&GN PR Co. Survey, Hutchinson and Carson Counties, Texas.

SOUTHLAND B LEASE:

SW/4 NE/4, Section 2, Block 3-3, D&SE PR Survey, Hutchinson County, Texas

North 30 acres of the E/2 NE/4 of Section 2, Block B-3, D&SE PR Survey, Hutchinson County, Texas

W/2 SE/4 Section 2, Block B-3, D&SE PR Survey, Hutchinson County, Texas

E/2 NE/4 of Section 2, Block 3-3, D&SE PR Survey, Hutchinson County, Texas

E/2 SW/4 of Section 2, Block B-3, D&SE PR Survey, Hutchinson County, Texas.

SMITTY LEASE:

Section One (1), Block Nine (9), I&GN PR Survey, Carson County, Texas.

TURNER KENT “A” LEASE:

30 acres in Section 3, Block M-2l, TCPR Survey, Hutchinson County, Texas being more particularly described as follows:

Beginning at a point in the most southerly North line of Section 3, Block M-21, TCPR Survey, 2426.7 feet East from its most southerly Northwest corner; Thence East, with the most southerly North line of Section 3, 446.1 feet; Thence South, parallel with the most westerly West line of Section 3, 660.0 feet; Thence East, parallel with the most southerly North line of Section 3, 660.0 feet; Thence South, parallel with the most westerly West line of Section 3, 819.8 feet; Thence West, parallel with the most southerly North line of Section 3, 883.1 feet; Thence North, parallel with the most westerly West line of Section 3, 493.3 feet; Thence West, parallel with the most southerly North line of Section 3, 883.0 feet; Thence North, parallel with the most westerly West line of Section 3, 326.5 feet; Thence East, parallel with the most southerly North line of Section 3, 660.0 feet; Thence North, parallel with the most westerly West line of Section 3, 660,0 feet to the point of beginning, and containing 30.0 acres, more or less.

100 acres in the south part of Section 3, Block M-21, TCPR Survey, Hutchinson County, Texas, being more particularly described as follows:

Beginning at a point in the South line of Section 3, Block M-2l, TCPR Survey, 1766.1 feet easterly from the southwest corner of said Section3; Thence North, parallel with the west line of Section 3, 2466.5 feet; Thence East, parallel with the south line of Section 3, 883.0 feet; Thence South, parallel with the West line of Section 3, 986.6 feet; Thence East, parallel with the South line of Section 3, 883.1 feet; Thence South, parallel with the West line of Section 3, 819.9 feet; Thence East, parallel with the South line of Section 3, 1320 feet; Thence South, parallel with the West line of Section 3, 660.0 feet to a point in the South line of Section 3; Thence West, with the South line of Section 3, 3086.1 feet to the point of beginning, and containing 100 acres, more or less.

TURNER KENT “B” LEASE:

PARCEL I: 100 acres in the Southwest corner of Section 11, Block B-3, D&SE Survey, Hutchinson County, Texas, among other lands not affected hereby, said 100 acres more particularly described as follows:

Beginning at the Southwest corner of Section 11, Block B-3, D&SE Survey, Hutchinson County, Texas; Thence North, with the west line of said Section 11, 2203.1 feet; Thence East, parallel with the South line of Section 11, 1320 feet; Thence South, parallel with the west line of Section 11, 1320 feet;

Thence East, parallel with the South line of Section 11, 1639.8 feet; Thence South, parallel with the West line of Section 11, 883.1 feet to a point in the South line of Section 11; Thence West, with the South line of Section 11, 2959.8 feet to the point of beginning and containing 100 acres, more or less.

PARCEL II: 132.3 acres in Section 11, Block B-3, D&SE Survey, Hutchinson County, Texas, among other lands not affected hereby, said 132.2 acres being more particularly described in six tracts as follows:

TRACT 1:           Beginning at a point in the North line of Section 11, Block B-3, D&SE Survey, Hutchinson County, Texas, 660.0 feet East from its Northwest corner; Thence East, with the North line of Section 11, 660.0 feet; Thence South, parallel with the West line of Section 11, 660.0 feet; Thence West; parallel with the North line of Section 11, 660.0 feet; Thence North, parallel with the West line of Section 11, 660.0 feet to the point beginning containing 10.0 acres, more or less.

TRACT 2:           Beginning at a point in the West line of Section 11, Block B-3, D&SE Survey, Hutchinson County, Texas, 1533.3 feet South from its Northwest corner; Thence North, with the West line of Section 11, 873.3 feet; Thence East, parallel with the North line of Section 11, 660.0 feet; Thence South, parallel with the West line of Section 11, 660.0 feet; Thence East, parallel with the North line of Section 11, 660.0 feet; Thence South, parallel with the West line of Section 11, 213.3 feet; Thence West, parallel with the North line of Section 11, 1320.0 feet to the point of beginning containing 16.5 acres, more or less.

TRACT 3:              Beginning at a point 1320.0 feet East and 660.0 feet South of the Northwest corner of Section 11, Block B-3, D&SE Survey, Hutchinson County, Texas; Thence East, parallel with the North line of Section 11, 660.0 feet; Thence South, parallel with the West line of Section 11, 660.0 feet; Thence West, parallel with the North line of Section 11, 660.0 feet; Thence North, parallel with the West line of Section 11, 660.0 feet to the point of beginning containing 10.0 acres, more or less.

TRACT 4:              Beginning at the Northeast corner of Section 11, Clock B-3, D&SE Survey, Hutchinson County, Texas; Thence South, with the East line of Section 11, 1320.0 feet; Thence West, parallel with the North line of Section 11, 1094.7 feet; Thence North, parallel with the East line of Section 11, 660.0 feet; Thence West, parallel with the North line of Section 11, 660.0 feet; Thence North, parallel with the East line of Section 11, 660.0 feet to its North line; Thence East, with the North line of Section 11, 1754.7 feet to the point of beginning containing 43.2 acres more or less.

TRACT 5:           Beginning at a point in the East line of Section 11, Block B-3, D&SE Survey, Hutchinson County, Texas, 565.5 feet North of its Southeast corner, Thence West, parallel with the South line of Section 11, 770.1 feet; Thence North, parallel with the East line of Section 11, 530.8 feet; Thence West, parallel with the South line of Section 11, 324.6 feet; Thence North, parallel with the East line of Section 11, 660.0 feet; Thence West, parallel with the South line of Section 11, 660.0 feet; Thence North, parallel with the East line of Section 11, 660.0 feet; Thence East, parallel with the South line of Section 11, 660.0 feet; Thence South, parallel with the East line of Section 11, 397.9 feet; Thence East, parallel with the South line of Section 1094.7 feet to its East line; Thence South, with the East line of Section 11, 1452.9 feet to the point of beginning, containing 42.6 acres, more or less.

TRACT 6:           Beginning at the Southwest corner of Section 11, Block D-3, D&SE Survey, Hutchinson County, Texas; Thence North, with the West line of Section 11, 1096.4 feet; Thence East, parallel with the South line of Section 11, 1320.0 feet to the Southwest and beginning corner of the herein described tract; Thence North, parallel with the West line of Section 11, 660.0 feet; Thence East, parallel with the South line of Section 11, 660.0 feet; Thence South, parallel with the West line of Section 11, 660.0 feet; Thence West, parallel with the South line of Section 11, 660.0 feet to the point of beginning of the herein described tract containing 10.0 acres, more or less.

PARCEL III:          110.0 acres in Section 6, M-2l, TCRR Survey, Hutchinson County, Texas, among other lands not affected hereby, said 110.0 acres being more particularly described in two tracts as follows:

TRACT 1:           Beginning at a point in the most northerly South line of Section 1, Block M-21, TCPR Survey, Hutchinson County, Texas, approximately 1570.0 feet easterly from the most northerly Southwest corner of Section 6; Thence North, parallel with the most westerly West line of Section 6, 660.0 feet; Thence East , parallel with the most northerly South line of Section 660.0 feet; Thence South, parallel with the West line of the herein described tract 660.0 feet to the most northerly South line of Section 6; Thence West, with the said most northerly South line, 660.0 feet to the point of beginning and containing 10.0 acres, more or less.

TRACT 2:              Beginning at the most southerly Southwest corner of Section 6, Block M-21, TCPR Survey, Hutchinson County, Texas; Thence North, with the most easterly West line of Section 6, 1160.0 feet; Thence East, parallel with the most southerly South line of Section 6, 620.0 feet; Thence North, parallel with the most easterly West line of Section 6, 1510.0 feet; Thence East, parallel with the most southerly South line of Section 6, 775.0 feet; Thence South, parallel with the most easterly West line of Section 6, 1225.0 feet; Thence East, parallel with the most southerly South line of Section 6, 580.0 feet; Thence North, parallel with the most easterly West line of Section 6, 1215.0 feet; Thence East, parallel with the most southerly South line of Section 6, 775.0 feet; Thence South, parallel with the most easterly West line of Section 6, 1540.0 feet; Thence West, parallel with the most southerly South line 660.0 feet; Thence South, parallel with the most easterly West line of Section 6, 570.0 feet; Thence West, parallel with the most southerly South line of Section 6, 1200.0 feet; Thence South, parallel with the most easterly West line of Section 6, 550.0 feet to a point in the most southerly South line of Section 6; Thence West, with the said southerly South line 950.0 feet to the point of beginning containing 100.0 acres, more or less.

INSOFAR ONLY as the above description covers and effects the oil, gas, and other minerals in the interval between the surface and 100 feet below the base of the Chase Group of the Wolfcamp Series of the Permian System.

VANIMAN LEASE:

East Half of the Northeast Quarter (E/2 NE/4) of Section 175, Block. 3, I&GN PR Co. Survey, Gray County, Texas

W.W. HARRAH LEASE:

North Half of the Northeast Quarter (N/2 NE/4) and the Southwest Quarter of the Northeast Quarter(SW/4 NE/4) of Section 150, Block. 3, I&GN PR Co. Survey, Gray County, Texas

W.W. HARRAH T. LEASE:

Southeast Quarter (SE/4) of Section 150, Block. 3, I&GN PR Co. Survey, Gray County, Texas

J.C. McCONNELL LEASE:(gas well)

Section Sixty-Six (66), Block Four (4), I&GN, Carson County, Texas.

McCONNELL LEASE:(gas well)

W/2 Section 65, Block 4, I&GN Co. Survey, Carson County, Texas.

TEX-ELLER LEASE:(gas well)

All of the Southeast Quarter (SE/4) of Section 200, Block 3, I&GN PR Co. Survey, Carson County, Texas.

EXISTING DCP LEASES

ANDERSON B LEASE; Meter 43221

Northeast Quarter of the Northeast Quarter (NE/4 NE/4), Section 203, Block. B-2, H&GN Survey, Gray County, Texas.

S.B. BURNETT LEASE TR. 1,2 & 12: Meter 38649 & 38588

I&GN PR Co. Survey, Block 5, Section 114: SW/4; Section 92: N12; Section 86: N/2, SE/4, NE/4. Containing 720 acres, more or less, in Carson County, Texas, AS TO AND ONLY AS TO oil and casinghead gas rights from the surface to 100 feet below the base of the Granite Wash Formation.

M.C. BURNETT LEASE TR. 5: Meter 38174

H&GN Survey, Block 5, Section 85: NE/4, Carson County, Texas

CANADIAN KINGSLAND LEASE: Meter 38361

North 54 acres of the W/2 SW/4; the South 30 acres of the E/2 NW/4, Section 4, Block Y, M&C Survey, Hutchinson County, Texas

COCKRELL A LEASE: Meter 38369

INSOFAR as said lease covers the NE/4 NW/4 of Section 3, Block Y, M&C Survey, Hutchinson County, Texas

COCKRELL E LEASE: Meter 38369

NE/4, Section 3, Block Y, M&C Survey, Hutchinson County, Texas

EAKIN LEASE: Meter 43222

Northeast Quarter (NE/4); Northwest Quarter(NW/4) of the Southeast Quarter(NW/4 SE/4)of Section 204, Block. B-2, H&GN PR Co. Survey, Gray County, Texas

KINGSLAND A LEASE: Meter 38369

SE/4 SW/4 and the South 26 acres of the SW/4 SW/4, Section 4, Block Y, M&C Survey, Hutchinson County, Texas

KINGSLAND B LEASE: Meter 38361

NW/4 NE/4 of Section 4, Block Y, M&C Survey, Hutchinson County, Texas

KINGSLAND C LEASE: Meter 38369

SE/4 Section 4, Block Y, M&C Survey, Hutchinson County, Texas

MAGIC LEASE: Meter 38361

SW/4 NE/4, Section 4, Block Y, M&C Survey, Hutchinson County, Texas

N. KINGSLAND B LEASE: Meter 38369

N/337 acres of Section 8, Block M-21, TCPR Survey, Hutchinson County, Texas

Southeast Quarter (SE/4) of Section 150, Block. 3, I&GN RR Co. Survey, Gray County, Texas

BURNETT 1-80 LEASE: Meter 704968 (gas well)

Section Eighty (80), Block Four (4), I&GN Ry. Co. Carson County, Texas

BURNETT 1-98 LEASE: Meter 704968 (gas well)

SE/4 Section 98, Block 4 (4), I&GN Ry. Co. Survey, Carson County, Texas

BURNETT 1-100 LEASE: Meter 704968 (gas well)

Section One Hundred (100), Block Four (4), I&GN Ry. Co. Survey, Carson County, Texas.

J.M. SANFORD LEASE: Meter 33641 & 33326 (gas wells)

H. & T. C. PR. Co. Survey, Block 46, Section 81: S/2, S/2, of South 320 acres, Section 82: NE/4, N/2, S/2.

Containing 120 acres, more or less, in Hutchinson County, Texas, AS TO AND ONLY AS TO rights from the surface to 100 feet below the base of the Granite Wash Formation, less and except gas rights in the Red Cave Formation.

RANCH “E” LEASE: Meter 704978 (gas well)

The East Half (E/2), and the South Half (S/2) of the Southwest Quarter (SW/4) of Section Nine (9), Block Y, M&C Survey, Hutchinson County, Texas. INSOFAR ONLY as the same covers and affects the oil, gas, and other minerals in the interval between the surface and 100 feet below the base of the Chase Group of the Wolfcamp Series of the Permian System.

ROSA #1 & #2 LEASE: Meter 46116 (gas wells)

Section 89, Block Seven (7), I&GN RY. Co. Survey, Carson County, Texas.

PAM064100R

EXHIBIT C

TO GAS PURCHASE CONTRACT

Between W.O. OPERATING COMPANY, LTD as Seller

And DCP MIDSTREAM, LP as Buyer

Dated July 1, 2009

NEW DELIVERY POINTS

Section 37, Block 4, I&GN, 35.5l6l8°N, 10l.2392l°W, Carson County, Texas

Section 105, Block 4, I&GN, 35.59162°N, l0l.2l862°W, Carson County, Texas

Section 92, Block 4, I&GN, 35.58261°N, lOl.l7942°W, Carson County, Texas

Section 86, Block 4, I&GN, 35.57240°N, 10l.15504°W, Carson County, Texas

Section 87, Block 4, I&GN, 35.57042°N, l0l.l4887°W, Carson County, Texas

Section 87, Block 4, I&GN, 35.56794°N, l0l.l4l23°W, Carson County, Texas

Section 87, Block 4, I&GN, 35.56566°N, 101.l3406°W, Carson County, Texas

Section 110, Block 4, I&GN, 35.59759°N, lOl.12269°W, Carson County, Texas

Section 198, Block 3, I&GN, 35.55l63°N, 101.1 l370°W, Carson County, Texas

Section 201, Block 3, I&GN, 35.51706°N, l0l.10498°W, Carson County, Texas

Section 175, Block 3, I&GN, 35.52496°N, l0l.06640°W, Gray County, Texas

C-1